Exhibit 3

Privileged & Confidential
December 3, 2023
Ladies and Gentlemen:

Reference is made herein to the Articles of Association, effective as of the 14th day of November 2023 (the “Constitution”, as may be amended from time to time) of Mallinckrodt plc (the “Company”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Constitution.
In accordance with Article 116 of the Constitution, and as further described in Article 116 of the Constitution, the First Designator shall be entitled to appoint one Director and shall have the sole right to remove and replace such Director, provided that the First Designator owns or holds at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) (“Ownership Threshold”). The First Designator means the First List Shareholder holding the largest number of issued ordinary shares from time to time (when its holdings of ordinary shares is aggregated with those of its Affiliates). As of the date hereof, the First Designator is Silver Point Capital, L.P. (“Silver Point”).
The undersigned is a First List Shareholder (as defined in the Constitution). The undersigned hereby agrees that, should it become First Designator under the Constitution during a period prior to Silver Point owning or holding below the Ownership Threshold, it will exercise its rights as First Designator in accordance with the directions of Silver Point and will not otherwise exercise its rights as First Designator.
The First Designator shall provide written notice to the undersigned of its (together with its Affiliates) ownership in the Company falling below the Ownership Threshold no later than (i) for so long as the First Designator is required to report changes to its beneficial ownership of securities of the Company under Section 13 of the Exchange Act, the deadline for reporting that its beneficial ownership is below the Ownership Threshold and (ii) in all other cases, no later than fifteen (15) calendar days after the end of the calendar quarter in which its ownership falls below the Ownership Threshold.
The parties hereto agree that the performance of this Agreement would not subject Hein Park to being deemed a director of the Company for purposes of Section 16 of the Exchange Act.
This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Delaware.
No provision in this Agreement can be waived or amended except by the written consent of each party hereto.
This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument.

Signature pages follow.

Sincerely,

Silver Point Capital, L.P.
on behalf of itself and all direct and indirect subsidiary and affiliates

By: /s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Authorized Signatory

Sincerely,

Silver Point SCF Luxembourg Strategies S.à.r.l.

By: /s/ Ramon Van Heusden
Name: Ramon Van Heusden
Title: Manager

Sincerely,

DOIP II Luxembourg Strategies S.à.r.l.

By: /s/ Ramon Van Heusden
Name: Ramon Van Heusden
Title: Manager

Sincerely,

Silver Point Luxembourg Platform S.à.r.l.

By: /s/ Paul Clarke
Name: Paul Clarke
Title: Manager

Hein Park Capital Management LP, on behalf of Hein Park Master Fund LP and JSCC Holdings LLC

By: /s/ Jay Schoenfarber
Name: Jay Schoenfarber
Title: General Counsel

Signature Page to First Designator Side Letter